Exhibit 10.41

H. C .WAINWRIGHT & CO., lNC.

Investments Since 1868

52 Vanderbilt Avenue, 12th Floor	Phone: (212) 856-5700
New York, NY 10017	Fax: (212) 856-5753

Engagement Letter and Proposal-Subject to Commitment Committee Approval
Private and Confidential

April 28, 2006

Senesco Technologies, Inc.
303 George Street
Suite 420
New Brunswick, NJ 08901
Attention: Mr. Bruce C. Galton

President and Chief Executive Officer

Dear Mr. Galton:

We are pleased that Senesco Technologies, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), has decided to retain H.C. Wainwright & Co., Inc. (“H.C. Wainwright”) on an exclusive basis to act as placement agent in connection with the proposed offering of equity and/or equity linked securities, including convertible securities, of the Company in an amount up to $10.0 million (the “Financing”). The sale of the securities may be completed under an effective shelf registration statement, if applicable, or may occur through a series of one or more private placements pursuant to one or more exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and in compliance with applicable securities laws of states and other jurisdictions (“Blue Sky Laws”). This letter agreement (“Agreement”) will confirm H.C. Wainwright’s acceptance of such retention and set forth the terms of our engagement. For purposes of this Agreement, the term “Company” shall include all of Senesco Technologies, Inc.’s subsidiaries, affiliates, entities, successors and assigns.

1.             Retention.  Subject to the terms and conditions of this Agreement, the Company hereby retains H.C. Wainwright as its exclusive placement agent to arrange for the sale of securities on terms and conditions satisfactory to the Company and H.C. Wainwright and H.C. Wainwright accepts such retention on a “best efforts” basis and on the other terms and conditions set forth in this Agreement.

During the term of this Agreement as set forth in Section 9, the Company shall not, and shall not permit its affiliates or their representatives to, directly or indirectly, (i) offer any securities for sale to, or otherwise contact, discuss or negotiate with respect to any offer or sale of any securities with, any person, (ii) authorize anyone other than H.C. Wainwright to act on behalf of the Company to place any securities or (iii) have any discussions or negotiations with any person other than H.C. Wainwright with respect to engaging such person as a finder, broker, dealer, agent or financial advisor in connection with any sale of securities. The Company shall, and shall cause its affiliates and its and their officers, directors, employees and representatives to, promptly refer to H.C. Wainwright all offers, inquiries and proposals relating to any securities received at any time during the term of this Agreement.

2.             Information.   In connection with H.C. Wainwright’s activities hereunder, the Company will furnish H.C. Wainwright with all material and information regarding the business and financial condition of the Company (the “Information”), and with a private placement memorandum with respect to the Company and the Placement, if required (such memorandum in the form authorized by the Company, including any exhibits or supplements thereto, being the “Private Placement Materials”). In addition, the Company shall provide H.C. Wainwright with reasonable access upon prior notice to the Company’s officers, directors, employees and advisors during normal business hours. The Company represents and warrants to H.C. Wainwright that all Information and Private Placement Materials made available to H.C. Wainwright hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to H.C. Wainwright will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that H.C. Wainwright: (i) will use and rely primarily on the Information and the Private Placement Materials and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and Offering Materials and such other information; (iii) will not make an appraisal of any assets of the Company; and (iv) retains the right to continue to perform due diligence during the course of the engagement. In addition, H.C. Wainwright is authorized as the Company’s exclusive placement agent in connection with capital raising efforts to transmit to any prospective investor a copy or copies of the Private Placement Materials, forms of purchase agreements and any other legal documentation supplied to H.C. Wainwright for transmission to any prospective investor by or on behalf of the Company or by any of the Company’s officers, representatives or agents, in connection with the performance of H.C. Wainwright’s services hereunder or any transaction contemplated hereby. Any advice rendered by H.C. Wainwright pursuant to this Agreement may not be disclosed publicly without H.C. Wainwright’s prior written consent. H.C. Wainwright hereby acknowledges that certain of the Information received by H.C. Wainwright may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by H.C. Wainwright as confidential unless; (i) disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body; (ii) any Information is or becomes generally available to the public not as a result of a breach of any confidentiality agreement with the Company; or (iii) any Information was or becomes available to H.C. Wainwright on a non-confidential basis from a source other than the Company or any of its representatives not as a result of a breach of any confidentiality agreement with the Company. H.C. Wainwright agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved or use such confidential and/or proprietary Information to the detriment of the Company.

3.             Compensation.  As consideration for H.C. Wainwright’s services pursuant to this Agreement, H.C. Wainwright shall be entitled to receive, and the Company agrees to pay H.C. Wainwright, the following compensation:

(a)                                                  At each closing of the Financing, the Company shall pay H.C. Wainwright a cash fee of seven percent (7%) of the aggregate amount of capital actually invested in the Company from investors, other than those investors in the Financing introduced by the Company as set forth in subsection (b) below. The fees shall be earned by and paid to H.C. Wainwright by the Company, via wire transfer on the day of each closing, in connection with each Financing undertaken by the Company.

(b)                                                 In the event that the Company introduces investors to the Financing, H.C. Wainwright shall receive a management fee equal to three percent (3%) for any amount of investment such investors shall make in the Company.

(c)                                                  In the event that the Company retains a solicitation agent with respect to its warrants, H.C. Wainwright shall act as solicitation agent on behalf of the Company in connection with the exercise of investor warrants issued in connection with the Financings and shall pay H.C. Wainwright a cash fee of seven percent (7%) of the aggregate consideration received by the Company in connection with the exercise of such warrants as a result of H.C. Wainwright’s efforts.

(d)                                                 On each closing date of a Financing, the Company shall issue to H.C. Wainwright or its permitted assignees, warrants (the “Agent Warrants”) to purchase such number of shares of common stock of the Company equal to seven percent (7%) of the aggregate number of shares of common stock sold (or issuable upon exercise of any convertible securities sold) in such Financing at an exercise price equal to 100% of the purchase price or the conversion price of the securities sold in the Financing. The Agent Warrants shall provide for (a) a 5-year term, and (b) cashless exercise provisions, (c) piggyback and demand registration rights and (d) anti dilution against organic changes (i.e. stock splits). The shares of Common Stock of the Company underlying the Agent Warrants, if any, (or the shares of Common Stock underlying the securities issuable upon exercise of the Agent Warrants) shall be registered in the registration statement, if any, filed in connection with the Financing.

(e)                                                  The Company agrees that if within twelve (12) months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was originally introduced by H.C. Wainwright or who was contacted by H.C. Wainwright in connection with its services for the Company hereunder proposes a Financing involving the Company or provides Financing to the Company and H.C. Wainwright is not engaged as the Company’s exclusive financial advisor, agent and/or investment banker in connection with such Financing, then, if any such Financing is consummated, the Company shall pay to H.C. Wainwright the fees set forth above, that H.C. Wainwright would have received had H.C. Wainwright been engaged as the Company’s exclusive financial advisor in connection with such Financing. As promptly as practicable after the termination of this Agreement, the parties shall agree on the list of investors introduced by H.C. Wainwright to the Company in connection with the Financing for which this subsection (e) shall be applicable. From time to time, H.C. Wainwright will provide this list of such investor to the Company.

4.             Certain Placement Procedures.  The Company and H.C. Wainwright each represents to the other that it has not taken, and the Company and H.C. Wainwright each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Financing to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act. In effecting the Financing, the Company and H.C. Wainwright each agrees to comply in all material respects with applicable provisions of the Securities Act and any regulations thereunder and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any investor in the Financing shall be deemed incorporated herein in their entirety and also to be made to H.C. Wainwright for its benefit. The Company agrees that it shall cause an opinion of its counsel to be addressed and delivered to H.C. Wainwright and any investors in the Financing.

5.             Expenses.  In addition to payment to H.C. Wainwright of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse H.C. Wainwright for all reasonable expenses (including, without limitation, fees and disbursements of counsel, all travel expenses, blue sky fees and expenses, filings with the National Association of Securities Dealers, Inc. (the “NASD”), expenses related to background checks and all other out-of-pocket expenses) incurred by H.C. Wainwright in connection with its engagement hereunder. These expenses shall not exceed $20,000 and H.C. Wainwright will provide the Company an invoice and copies of receipts pursuant to its expenses; provided that the foregoing limitation and consent shall not apply to legal fees or NASD or “blue sky” fees and expenses. In connection with the Financing, the Company shall not incur legal fees related to the drafting and review of legal documents, on behalf of the investors, to exceed $30,000.

6.             Indemnification.  The Company agrees to indemnify H.C. Wainwright in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

7.             Future Rights.  As additional consideration for its services hereunder and as an inducement to cause H.C. Wainwright to enter into this Agreement, if at any time during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement, the Company proposes to effect a public offering of its securities, a financing or any other transaction or to engage an investment banking firm to provide such services to the Company (other than during the term of this Agreement the services to be provided by H.C. Wainwright hereunder), the Company shall offer to retain H.C. Wainwright as manager of such offering, or as its exclusive advisor, agent and/or investment banker in connection with such financing or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties. The terms of such engagement for a public offering will be delineated in a separate and specific agreement; provided that the fees associated with such engagement would he 7% cash and 7% underwriters’ warrants, for any offering up to $20,000,000 and negotiated above that level, as to conform with the NASD Guideline of Underwriters’ compensation. Such offer shall be made in writing in order to be effective. The Company shall not offer to retain any other investment banking firm in connection with any such offering, financing or other matter on terms more favorable than those discussed with H.C. Wainwright without offering to retain H.C. Wainwright on such more favorable terms. H.C. Wainwright shall notify the Company within 30 days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If H.C. Wainwright should decline such retention, the Company shall have no further obligations to H.C. Wainwright, except as specifically provided for herein. Notwithstanding the foregoing, if the Company shall terminate this Agreement pursuant to Section 9 below, then H.C. Wainwright shall not be entitled to any rights set forth in this Section 7.

8.             Other Activities.  The Company acknowledges that H.C. Wainwright has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of H.C. Wainwright contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of H.C. Wainwright or of any member, manager, officer, employee, agent or representative of H.C. Wainwright, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of H.C. Wainwright to render services of any kind to any other corporation, firm, individual or association. H.C. Wainwright may, but shall not be required to, present opportunities to the Company.

9.             Termination; Survival of Provisions.  Either H.C. Wainwright or the Company may terminate this Agreement at any time upon 30 days’ prior written notice to the other party after the three

(3) month anniversary of the completion of the Private Placement Materials. In the event of such termination, the Company shall pay and deliver to H.C. Wainwright: (i) all compensation earned through the date of such termination (“Termination Date”) pursuant to any provision of Section 3 hereof, and (ii) all compensation which may be earned by H.C. Wainwright after the Termination Date pursuant to Section 3 hereof, and shall reimburse H.C. Wainwright for all expenses incurred by H.C. Wainwright in connection with its services hereunder pursuant to Section 5 hereof. All such fees and reimbursements due to H.C. Wainwright pursuant to the immediately preceding sentence shall be paid to H.C. Wainwright on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or any applicable portion thereof (in the event such fees are due pursuant to the terns of Section 3 hereof). Notwithstanding anything expressed or implied herein to the contrary: (i) any Agency Agreement entered into between H.C. Wainwright and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 5, 6 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 7, 8, 9, 10, 11, 13, 14, 15, 18, 19 and 20 shall survive the termination of this Agreement. In the event, all of the individuals referenced on Schedule 1 were to leave the firm, the Company would have the right at such time to terminate this Agreement upon 30 days written notice, after such date.

10.           Notices.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to H.C. Wainwright, to H.C. Wainwright & Co, Inc., 52 Vanderbilt Avenue, 12th Floor, New York, NY 10017, Attention: Anthony J. Sarkis, Director of Investment Banking, Fax No. (212) 856-5750, and if to the Company, to the address, set forth on the first page of this Agreement, Attention: Bruce C. Galton, Fax No.: 732-296-9292. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

11.           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 10 hereof. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

12.           Amendments.  This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

13.           Independent Contractor; Nondisclosure of Confidential Information.  H.C. Wainwright has been retained under this agreement as an independent contractor with duties owed solely to the Company and nothing in this Agreement or the nature of the H.C. Wainwright’s services shall be deemed to create a fiduciary or agency relationship between the Company and H.C. Wainwright. The advice, written or oral, rendered by H.C. Wainwright pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, reproduced, disseminated, or referred to at any time, in any manner or for any purpose, nor shall any public references to H.C. Wainwright be made by the Company, without the prior written consent of H.C. Wainwright, which consent shall not be unreasonably withheld. In addition to the foregoing, H.C. Wainwright shall have no authority to bind the Company, and the Company has the right to reject any investor in its sole discretion.

14.           Best Efforts Engagement for Capital Raising.  It is expressly understood and acknowledged that H.C. Wainwright’s engagement for the Financing does not constitute any commitment, express or implied, on the part of H.C. Wainwright or of any of its affiliates to purchase or place the Company’s securities or to provide any type of financing and that the Financing will be conducted by H.C. Wainwright on a “best efforts” basis. H.C. Wainwright represents, warrants and covenants that it will comply with all applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, Blue Sky Laws, and all related rules and regulations, in connection with this Financing.

15.           Press Announcements.  The Company agrees that H.C. Wainwright shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals and websites at its own expense describing its services to the Company hereunder. The foregoing shall also include placement of a tombstone on the H.C. Wainwright corporate website. Conversely, the Company agrees that it shall not use H.C. Wainwright’s name, nor the name of any of its employees, representatives or affiliates in any public manner without prior written consent from H.C. Wainwright.

16.           Headings.  The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

17.           Successors and Assigns.  The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither H.C. Wainwright nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

18.           No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that H.C. Wainwright has been retained under this Agreement as an independent contractor and is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of H.C. Wainwright hereunder, all of which are hereby expressly waived.

19.           Waiver.. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

20.           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,

H.C. WAINWRIGHT & CO., INC.

		By:	/s/ Anthony J. Sarkis
Anthony J. Sarkis
Head of Investment Banking

		By:	/s/ John R. Clarke
John R. Clarke
President

Agreed to and accepted this 1st day of May 2006

Senesco Technologies, Inc.

By:	/s/ Bruce C. Galton
Bruce C. Galton
President and Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless H.C. Wainwright and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, H.C. Wainwright’s acting for the Company, including, without limitation, any act or omission by H.C. Wainwright in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and H.C. Wainwright to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by H.C. Wainwright of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of H.C. Wainwright by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): H.C. Wainwright, its present affiliated entities, managers, members, directors, officers, stockholders, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company’s written consent. The Company shall not, without the prior written consent of H.C. Wainwright, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then tile Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by H.C. Wainwright in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by H.C. Wainwright pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Schedule 1

H.C. Wainwright Deal Team

Anthony J. Sarkis – Head of Investment Banking

John R. Clarke – President, Managing Director, Investment Banking

Jason A. Stein – Associate, Investment Banking

Ari J. Fuchs – Sr. Associate, Investment Banking